Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports Fourth Quarter 2007 Results

ATLANTA, GA, February 14, 2008 — Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its fourth quarter 2007 financial results.  For the quarter, Superior Essex reported revenues of $744 million and earnings of $0.69 per diluted share.  These results compare to revenues of $672 million and earnings of $0.33 per diluted share in the fourth quarter of 2006.

Adjusted earnings per diluted share* totaled $0.70 for the fourth quarter of 2007, an increase of 119% over the prior year fourth quarter adjusted earnings per diluted share of $0.32.

Core Business copper-adjusted revenues* in the fourth quarter of 2007 improved 22% vs. the prior year quarter.  This growth was primarily due to incremental revenues from the Canadian, Italian and Chinese Magnet Wire acquisitions completed in 2007.  Excluding acquisitions, copper-adjusted Core Business revenues increased 2% compared to the fourth quarter of 2006.

Adjusted EBITDA in the fourth quarter of 2007 totaled $40.2 million, including $3.8 million in net LIFO inventory benefits.  In the prior year fourth quarter, adjusted EBITDA was $26.1 million, including $0.8 million from transitional copper benefits and $4.6 million from net LIFO inventory benefits.

For full year 2007, Superior Essex reported revenues of $2.99 billion and earnings of $3.09 per diluted share.  These results compare to revenues of $2.94 billion and earnings per diluted share of $3.01 for full year 2006.  Adjusted earnings per diluted share totaled $2.87 for full year 2007, as compared to full year 2006 adjusted earnings per diluted share of $2.88.  Full year results for 2006 included a $0.71 per diluted share impact from transitional copper benefits.

“We were very pleased with profitability levels and overall performance for the fourth quarter of 2007, which is our slowest seasonal period,” said Stephen M. Carter, chief executive officer of Superior Essex.  “The positive operating results were attributable not only to acquisition and synergy benefits, but also to continued cost-efficiency gains and product mix enhancements in all of our business segments.”

* Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures.  Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

Consolidated Fourth Quarter and Full Year 2007 Financial Results

The following are highlights of operating results for the three and 12 months ended December 31 (dollars in millions, except earnings per share):

	3 months ended 12/31		12 months ended 12/31
	2007	2006	2007	2006
Total revenues	$743.6	$672.0	$2,993.1	$2,938.1
Core Business revenues	$699.8	$581.5	$2,753.2	$2,494.3
Core Business revenue increase (copper-adjusted)	22%		4%
Adjusted EBITDA	$40.2	$26.1	$168.1	$159.5
Net income	$14.3	$6.7	$63.7	$57.4
Earnings per diluted share	$0.69	$0.33	$3.09	$3.01
Adjusted earnings per diluted share	$0.70	$0.32	$2.87	$2.88

•                  Net income for full year 2007 included an extraordinary gain of $3.2 million ($0.16 per diluted share) related to the acquisition of the minority equity position in the Company’s Magnet Wire Europe subsidiary.  This gain has been excluded from the adjusted earnings per diluted share calculation.

•                  Net income for full year 2007 included $2.4 million ($0.12 per diluted share) in tax benefits recognized as a result of the expiration of statute of limitations for specific tax contingencies in certain tax jurisdictions.  This benefit has been identified as a special item and excluded from the adjusted earnings per diluted share calculation.

•                  Adjusted EBITDA and adjusted EPS in 2006 included transitional gains from copper procurement, pricing and hedging activities, which totaled $0.8 million (pretax), or $0.04 per diluted share (after tax and minority interest) for the fourth quarter of 2006, and $22.7 million (pretax), or $0.71 per diluted share (after tax and minority interest), for full year 2006.

•                  The Company recorded a net LIFO inventory benefit, associated with inventory reductions in the fourth quarter of 2007 of $3.8 million (pretax) as compared to a $4.6 million (pretax) benefit in the fourth quarter of 2006.

•                  Adjusted EPS for the fourth quarter of 2007 included a $1.7 million income tax benefit resulting from the reduction in deferred tax liabilities due to statutory tax rate changes enacted by certain tax jurisdictions in the fourth quarter of 2007.

Business Segment Operating Results

As a result of the 2007 Tianjin, China magnet wire acquisition, the Company began reporting its Magnet Wire Asia Pacific operations as a separate business segment in the third quarter of 2007.  The Company’s Greenfield Suzhou, China magnet wire operations (previously included in the Magnet Wire and Distribution North America business segment) have been reclassified into the Magnet Wire Asia Pacific segment.

The following are financial highlights by business segment for the three and 12 months ended December 31 (dollars in millions):

Communications Cable

	3 months ended 12/31		12 months ended 12/31
	2007	2006	2007	2006
Revenues	$189.7	$164.7	$854.9	$817.9
Revenue change (copper-adjusted)	15%		(4)%
Adjusted EBITDA	$22.1	$16.4	$103.7	$103.7

The Communications Cable business segment reported a fourth quarter 2007 copper-adjusted revenue increase of 15%, as compared to the fourth quarter of 2006.  Revenues in the prior year fourth quarter were substantially depressed due to year-end RBOC budgetary constraints.  The segment generated fourth quarter, year-over-year, copper-adjusted revenue growth in all product lines, including 19% growth in premises (data cable) sales.

Adjusted EBITDA for the fourth quarter of 2007 was $22.1 million, an increase of 34% as compared to fourth quarter 2006 adjusted EBITDA of $16.4 million.  The improvement in EBITDA included benefit from higher sales along with margin expansion from enhanced product mix and manufacturing cost reductions.

Magnet Wire and Distribution North America

	3 months ended 12/31		12 months ended 12/31
	2007	2006	2007	2006
Revenues	$265.1	$243.5	$1,108.4	$1,029.4
Revenue change (copper-adjusted)	6%		1%
Adjusted EBITDA	$16.2	$12.7	$60.1	$54.4

The Magnet Wire and Distribution North America business segment reported a copper-adjusted revenue increase of 6% for the fourth quarter of 2007.  Excluding the revenue contribution from the acquired Canadian Magnet Wire operations, copper-adjusted segment revenues declined 6%, which was generally in line with demand trends for the first nine months of 2007 and reflected weakness in the HVAC, appliance and other markets tied to residential construction.

Adjusted EBITDA in the fourth quarter of 2007 was $16.2 million, which was an increase of 28% over fourth quarter 2006 adjusted EBITDA of $12.7 million.  Excluding the impact of LIFO inventory gains in both periods ($2.7 million in 2007 vs. $4.6 million in 2006), adjusted EBITDA increased $5.5 million or 68% year-over-year and benefited from the Canadian acquisition as well as from margin expansion due to customer/product mix and manufacturing efficiencies.

Magnet Wire and Distribution Europe

	3 months ended 12/31		12 months ended 12/31
	2007	2006	2007	2006
Revenues	$227.5	$173.3	$758.4	$647.0
Revenue change (copper-adjusted)	43%		16%
Adjusted EBITDA	$8.1	$3.6	$26.6	$22.3

Copper-adjusted revenues for the Magnet Wire and Distribution Europe business segment for the fourth quarter of 2007 improved 43%, as compared to the fourth quarter of 2006.  This growth was due to the benefit from the Italian Magnet Wire acquisition and, to a lesser degree, the positive impact of currency exchange rates.  Excluding the acquisition and currency exchange impact, copper-adjusted revenues declined 13% compared to the fourth quarter of 2006.  This decline reflected the impact of strategic volume rationalizations of unprofitable customer accounts affected in the early stages of the year, as well as the impact of significant customer year-end inventory rationalizations, which negatively impacted demand levels in the latter stages of the fourth quarter of 2007.

The $4.5 million increase in adjusted EBITDA for the fourth quarter of 2007, as compared to the prior year fourth quarter, included the benefit of accretion from the Italian Magnet Wire acquisition, along with a $0.7 million LIFO inventory gain and a positive impact from currency exchange rates.

Magnet Wire Asia Pacific

	3 months ended 12/31		12 months ended 12/31
	2007	2006	2007	2006
Revenues	$17.5	—	$31.5	—
Adjusted EBITDA	—	$(0.8)	$(1.5)	$(1.8)

Revenues for the Magnet Wire Asia Pacific segment for the fourth quarter of 2007 included $14.1 million from the Tianjin Magnet Wire acquisition, which was completed in 2007, with the balance associated with start-up revenue from the Suzhou, China operations.  The Tianjin acquisition contributed positive EBITDA in the fourth quarter of 2007, which was offset by start-up losses in the Suzhou operations.

Copper Rod

The Copper Rod business segment reported revenues of $43.8 million in the fourth quarter of 2007, compared to $90.5 million in the fourth quarter of 2006.  Revenues in the Copper Rod segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even.  In 2007, the Company implemented a planned reduction in its total copper rod production output, which resulted in reduced third-party sales of copper rod and an increase in the percentage of production used internally, including servicing a portion of the acquired Canadian Magnet Wire operations’ requirements.

Debt and Cash Flow

The Company reported total debt at December 31, 2007, of $353 million and net debt (debt net of cash and cash equivalents) of approximately $251 million.  For the fourth quarter of 2007, net debt declined by approximately $55 million, reflecting the benefit of strong operating cash flow, including seasonal and copper-related reductions in working capital.  On a full year basis for 2007, net debt declined $20 million, which was after approximately $95 million in funding for three acquisitions - Canada, China and Italy - and the Essex Nexans minority interest equity buyout.  Before acquisition funding, cash flow generated for net debt reduction totaled approximately $115 million for full year 2007.

Share Repurchase Program

                The Company has completed its $20 million share repurchase program, which was implemented on November 28, 2007.  Approximately 862,000 shares, or 4% of the weighted average shares outstanding, were repurchased under the program at an average price of $23 per share.

Stephen Carter’s CEO Comments

“Overall, we were extremely pleased with our accomplishments in 2007, which were achieved despite challenging economic conditions in our end markets.  Our financial performance this past year reflected our ability to not only achieve earnings accretion through successful execution of acquisitions, but also to manage costs and customer/product mix to drive margin growth.  We also carefully controlled our balance sheet, which allowed us to fund the 2007 acquisitions and share repurchase program, while still reducing our net debt and improving our financial leverage.”

“As we have previously disclosed, we believe the Magnet Wire acquisitions we completed in 2007 add more than $450 million in annual sales and should provide for continued consolidated revenue growth through the first half of 2008.  These acquisitions were part of our strategic direction to address the magnet wire market and its major customers on a global basis.  It has also provided us the opportunity to expand into growth markets with a broader base of energy-related products.  In addition to the added revenue and profit in our Magnet Wire businesses, we also achieved meaningful cost efficiencies in our Communications Cable business segment.  These operational benefits, along with expansion of our higher margin premises product sales, resulted in strong margin growth in this segment.”

“As we focus on continued cost reduction and optimization in 2008, the recently announced restructuring in our North American Magnet Wire factory network is expected to result in significant additional cost efficiencies through facility consolidation and capacity rebalancing.  The benefit from these actions, coupled with improvements in our European and Asian operations from the 2007 acquisitions, should provide for a stronger global Magnet Wire business model and opportunities for continued profit growth in our combined Magnet Wire businesses.”

“The direction of global economic activity, particularly in North America and Europe, will clearly impact our outlook for the current year.  So far in the first quarter of 2008, demand levels appear to be generally stable, albeit at lower than normal historical rates.  As a result, based on current market conditions, and including the benefit of our 2007 acquisitions, we anticipate a continuation of year-over-year growth in copper-adjusted Core Business revenues and adjusted EPS for the first quarter of 2008.”

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), February 15, 2008.  During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 374-2356.  International financial analysts should dial in to (706) 634-6384.  To participate, please dial in a few minutes before the scheduled time.  The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through February 22, 2008, by dialing (800) 642-1687 or (706) 645-9291 and using the following conference ID:  33849774.  A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to achieve anticipated benefits of manufacturing network restructurings, integrate acquired acquisition operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire business in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP.  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper (“copper adjusted revenues”) to aid in analyzing period-to-period net sales.  Presentation of net sales herein for 2007 and 2006 are adjusted to a $3.00/lb COMEX value for our North American operations (or the equivalent SHME per kilogram value for our Chinese operations) and €5.290 per kilogram for our European operations.  In prior year presentations, copper adjusted revenues were previously reflected at $2.00/lb COMEX value.  “Copper adjusted increase” in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value.  Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its Magnet Wire and Distribution North America business segment, its Magnet Wire and Distribution Europe business segment, and its Magnet Wire Asia Pacific business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric which we use and which is used by other companies. “EBITDA” as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”).  Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items.  These items may not be comparable to a similarly titled measure of another company.  Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is a non-GAAP financial measure.  Net debt is defined as total debt outstanding less cash and cash equivalents.  Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and Copper-Adjusted Revenues are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business without regard to financing methods, capital structure, cost basis of assets or other non-routine events which we do not expect to occur regularly in the future.  These measures are also used in our internal budgeting process, managing, comparing and reporting on operating performance internally and to evaluate performance for certain executive compensation programs.  The following non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures — EBITDA to net income; Adjusted EBITDA to net income; Adjusted EPS (or Adjusted earnings per diluted share) to earnings per diluted share; and Copper-Adjusted Revenues to revenues.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income.  These measures do not reflect all costs and benefits associated with the operation of our business that impact net income or earnings per share calculated on a GAAP basis.  Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with these other measures.

Copper-adjusted revenues has distinct limitations as compared to GAAP revenues.  By copper-adjusting revenues, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis.  Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with copper-adjusted revenues.

Core Business revenues has distinct limitations as compared to GAAP revenues.  By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended December 31

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006
Revenues	$743.6	$672.0
Cost of sales	670.4	616.3
Gross profit	73.2	55.7
Selling, general and administrative expenses	42.8	37.9
Restructuring and other charges	—	1.1
Operating income	30.4	16.7
Interest expense	(8.6)	(7.0)
Interest income	0.4	0.2
Other expense, net	(0.4)	(0.3)
Income before income taxes, minority interest and extraordinary loss	21.8	9.6
Income tax expense	(7.1)	(2.5)
Minority interest in earnings of subsidiary	(0.1)	(0.4)
Extraordinary loss (1)	(0.3)	—
Net income	$14.3	$6.7

Earnings per common share
Basic (1)	$0.70	$0.34
Diluted (1)	$0.69	$0.33

Shares used for computation (000s)
Basic	20,465	20,020
Diluted	20,682	20,469

(1) Includes $0.3 million ($0.02 per basic and diluted share) loss representing an adjustment to the extraordinary gain recorded in the quarter ended June 30, 2007, related to the acquisition of the minority interest in the Magnet Wire Europe subsidiary

Superior Essex Inc.

Condensed Consolidated Income Statements

Twelve Months Ended December 31

($ in millions, except share and per share data)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006
Revenues	$2,993.1	$2,938.1
Cost of sales	2,708.6	2,664.9
Gross profit	284.5	273.2
Selling, general and administrative expenses	155.2	149.3
Restructuring and other charges	1.5	2.2
Asset impairment charge	—	2.0
Operating income	127.8	119.7
Interest expense	(31.7)	(30.3)
Interest income	2.4	0.7
Other expense, net	(0.7)	(0.1)
Gain on sale of investment	—	5.8
Income before income taxes, minority interest and extraordinary gain	97.8	95.8
Income tax expense	(34.9)	(35.6)
Minority interest in earnings of subsidiaries	(2.4)	(3.7)
Extraordinary gain (1)	3.2	0.9
Net income	$63.7	$57.4

Earnings per common share
Basic (1)	$3.14	$3.10
Diluted (1)	$3.09	$3.01

Shares used for computation (000s)
Basic	20,304	18,524
Diluted	20,577	19,023

(1) Includes $3.2 million ($0.16 per basic and diluted common share) gain on acquisition of minority interest in the Magnet Wire Europe subsidiary for the year ended December 31, 2007, and $0.9 million ($0.05 per basic and $0.04 per diluted common share, respectively) gain, net of minority interest, on an acquisition within the Magnet Wire Europe subsidiary in the year ended December 31, 2006

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$102.7	$53.5
Accounts receivable, net	403.1	335.6
Inventories, net	310.0	289.3
Other current assets	32.1	46.9
Total current assets	847.9	725.3
Property, plant and equipment (net of accumulated depreciation)	323.3	258.5
Intangible and other long-term assets, net	44.2	43.0
TOTAL ASSETS	$1,215.4	$1,026.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$67.0	$31.4
Accounts payable	245.0	161.1
Accrued expenses	100.0	94.6
Total current liabilities	412.0	287.1
Long-term debt	286.2	292.7
Other long-term liabilities	83.9	59.4
Total liabilities	782.1	639.2
Minority interest in subsidiary	2.7	28.6
Stockholders’ equity	430.6	359.0
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,215.4	$1,026.8

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended December 31

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006
Revenues
Communications Cable	$189.7	$164.7
Magnet Wire and Distribution North America	265.1	243.5
Magnet Wire and Distribution Europe	227.5	173.3
Magnet Wire Asia Pacific	17.5	—
Core Business revenues	$699.8	$581.5
Copper Rod	43.8	90.5
	$743.6	$672.0

Revenues, copper price adjusted (1)
Communications Cable	$177.8	$154.4
Magnet Wire and Distribution North America	251.2	237.5
Magnet Wire and Distribution Europe	220.5	154.6
Magnet Wire Asia Pacific	16.3	—
Core Business revenues	$665.8	$546.5
Copper Rod	39.7	84.6
Revenues, copper price adjusted	$705.5	$631.1
Constant cost of copper adjustment	38.1	40.9
Revenues (GAAP)	$743.6	$672.0

Reconciliation of adjusted EBITDA to net income
Net income	$14.3	$6.7
Income tax expense	7.1	2.5
Interest expense	8.6	7.0
Interest income	(0.4)	(0.2)
Minority interest in earnings of subsidiary	0.1	0.4
Extraordinary loss	0.3	—
Other expense, net	0.4	0.3
Operating income	$30.4	$16.7
Depreciation/amortization	8.6	7.1
EBITDA	$39.0	$23.8
Restructuring and other charges	—	1.1
Non-cash equity compensation	1.8	1.7
Other expense, net	(0.4)	(0.3)
Special litigation costs - potential gain contingency	0.2	—
Special bad debt recoveries	(0.1)	(0.2)
All other items, net	(0.3)	—
Adjusted EBITDA	$40.2	$26.1

Adjusted EBITDA by segment
Communications Cable	$22.1	$16.4
Magnet Wire and Distribution North America	16.2	12.7
Magnet Wire and Distribution Europe	8.1	3.6
Magnet Wire Asia Pacific	—	(0.8)
Copper Rod	0.5	0.2
Corporate	(6.4)	(5.5)
Other	(0.3)	(0.5)
Adjusted EBITDA	$40.2	$26.1

(1) Adjusted to a constant $3.00 COMEX copper cost per pound for our North American operations (or the equivalent SHME per kilogram value for our Chinese operations) and €5.290 per kilogram for our European operations

Superior Essex Inc.

Supplemental Financial Information

Twelve Months Ended December 31

($ in millions)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006
Revenues
Communications Cable	$854.9	$817.9
Magnet Wire and Distribution North America	1,108.4	1,029.4
Magnet Wire and Distribution Europe	758.4	647.0
Magnet Wire Asia Pacific	31.5	—
Core Business revenues	$2,753.2	$2,494.3
Copper Rod	239.9	443.8
	$2,993.1	$2,938.1

Revenues, copper price adjusted (1)
Communications Cable	$830.1	$867.8
Magnet Wire and Distribution North America	1,069.5	1,064.6
Magnet Wire and Distribution Europe	742.1	642.0
Magnet Wire Asia Pacific	28.9	—
Core Business revenues	$2,670.6	$2,574.4
Copper Rod	227.7	434.3
Revenues, copper price adjusted	$2,898.3	$3,008.7
Constant cost of copper adjustment	94.8	(70.6)
Revenues (GAAP)	$2,993.1	$2,938.1

Reconciliation of adjusted EBITDA to net income
Net income	$63.7	$57.4
Income tax expense	34.9	35.6
Interest expense	31.7	30.3
Interest income	(2.4)	(0.7)
Minority interest in earnings of subsidiary	2.4	3.7
Extraordinary gain (net of minority interest)	(3.2)	(0.9)
Gain on sale of investment	—	(5.8)
Other expense, net	0.7	0.1
Operating income	$127.8	$119.7
Depreciation/amortization	31.7	28.0
EBITDA	$159.5	$147.7
Restructuring and other charges	1.5	2.2
Non-cash equity compensation	7.5	6.9
Asset impairment charge	—	2.0
Other expense, net	(0.7)	(0.1)
Special litigation costs - potential gain contingency	0.7	—
Special bad debt (recoveries)/provision - customer insolvencies	(0.8)	0.8
All other items, net	0.4	—
Adjusted EBITDA	$168.1	$159.5

Adjusted EBITDA by segment
Communications Cable	$103.7	$103.7
Magnet Wire and Distribution North America	60.1	54.4
Magnet Wire and Distribution Europe	26.6	22.3
Magnet Wire Asia Pacific	(1.5)	(1.8)
Copper Rod	0.8	0.9
Corporate	(21.5)	(20.2)
Other	(0.1)	0.2
Adjusted EBITDA	$168.1	$159.5

(1) Adjusted to a constant $3.00 COMEX copper cost per pound for our North American operations (or the equivalent SHME per kilogram value for our Chinese operations) and €5.290 per kilogram for our European operations

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Three Months Ended December 31

($ in millions, except per share data)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006
Special bad debt recoveries - customer insolvencies	$0.1	$0.2
Extraordinary loss recognized on purchase transaction	(0.3)	—
Financial restructuring costs	—	(1.0)
Special litigation costs - potential gain contingency	(0.2)	—
Other	0.3	—
Subtotal	$(0.1)	$(0.8)
Tax and minority interest impact of above items	—	0.6
Recognition of special tax benefits	—	0.5
Total impact - increase/(decrease) in net income	$(0.1)	$0.3
Total impact to earnings per diluted share related to special items	$(0.01)	$0.01

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$0.69	$0.33
Impact of special items	$0.01	$(0.01)
Adjusted earnings per diluted share	$0.70	$0.32

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Twelve Months Ended December 31

($ in millions, except per share data)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006
Gain on sale of investment in Essex Electric	$—	$5.8
Extraordinary gain recognized on purchase transactions	3.2	1.5
Special bad debt recoveries/(provision) - customer insolvencies	0.8	(0.8)
Financial restructuring costs	(0.3)	(0.4)
Facility restructuring costs	(0.9)	(2.2)
Special litigation costs - potential gain contingency	(0.7)	—
Asset impairment charge	—	(2.0)
Other	(0.5)	0.4
Subtotal	$1.6	$2.3
Tax and minority interest impact of above items	0.6	(0.2)
Recognition of special tax benefits	2.4	0.5
Total impact - increase/(decrease) in net income	$4.6	$2.6
Total impact to earnings per diluted share related to special items	$0.22	$0.13

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$3.09	$3.01
Impact of special items	$(0.22)	$(0.13)
Adjusted earnings per diluted share	$2.87	$2.88